12/12/16Exhibit 99.1

First Foundation Completes Branch Acquisition Transaction

IRVINE, Calif. – December 12, 2016 – First Foundation Inc. (NASDAQ: FFWM), a financial services company with two wholly-owned operating subsidiaries, First Foundation Advisors and First Foundation Bank, today announced the completion of the previously announced acquisition of two branches with approximately $180 million in deposits from Pacific Western Bank. The branches are located in Laguna Hills and Seal Beach, California.

The two branches will operate as branches of First Foundation Bank. The acquisition will increase First Foundation Bank’s branches to nine in the state of California, with branches also located in Las Vegas, Nevada, and Honolulu, Hawaii.

“We are excited to announce the completion of the acquisition of these two branches,” said Scott F. Kavanaugh, CEO, First Foundation Inc. “The new locations expand our footprint in Southern California and align well with our relationship-driven approach to serving clients and supporting the local community.”

First Foundation offers its clients a high-touch, comprehensive platform of bank, trust, insurance, and wealth management solutions.

About First Foundation

First Foundation, a financial institution founded in 1990, provides private wealth management, personal banking, and business banking. The Company has offices in California, Nevada, and Hawaii with headquarters in Irvine, California. For more information, please visit www.ff-inc.com.

Contact:

First Foundation Inc.

Tyler Resh

Director of Marketing and Strategy

949-202-4131

tresh@ff-inc.com